UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2014

INTELIQUENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33778	31-1786871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street

9th Floor

Chicago, Illinois 60661

(Address of principal executive offices, including Zip Code)

(312) 384-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 20, 2014, the Board of Directors of Inteliquent, Inc. (the “Company”) appointed Kurt Abkemeier as the Company’s Chief Financial Officer and Executive Vice President. Mr. Abkemeier will also serve as the Company’s principal financial officer and principal accounting officer, replacing Eric Carlson who served in these roles in an interim capacity from August 2013 until Mr. Abkemeier’s appointment. Mr. Carlson will continue to serve as the Company’s Controller.

The Company’s Board of Directors also approved an employment agreement with Mr. Abkemeier, which is effective as of January 20, 2014. The employment agreement with Mr. Abkemeier is for a term of three years, commencing January 20, 2014, and will renew automatically for one-year terms unless Mr. Abkemeier or the Company provides prior notice of non-renewal of the agreement. The employment agreement provides for an annual salary of $320,000 and a discretionary annual incentive cash bonus. The Company will reimburse Mr. Abkemeier’s reasonable expenses for his move to Chicago, Illinois, the cost of one round-trip coach airfare ticket each week between Atlanta, Georgia and Chicago, and the cost of a corporate apartment prior to his relocation to Chicago, up to a maximum aggregate amount of $100,000. In addition, the Company will pay the realtor’s commission associated with the sale of Mr. Abkemeier’s home in Atlanta, up to the lesser of 6% of the home’s sale price or $100,000.

If Mr. Abkemeier’s employment is terminated by the Company without cause, or terminated by Mr. Abkemeier for good reason or for any reason following the Company’s delivery of a notice of non-renewal of the employment agreement, the Company will be obligated to pay to Mr. Abkemeier any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twelve months’ base salary at the salary rate in effect on the date of termination. If, within twelve months following a change of control, Mr. Abkemeier’s employment is terminated by the Company without cause, or terminated by Mr. Abkemeier for good reason or for any reason following the Company’s delivery of a notice of non-renewal of the agreement, the Company will be obligated to pay to Mr. Abkemeier any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twenty-four months’ base salary at the salary rate in effect on the date of termination. In the event Mr. Abkemeier dies, becomes disabled or his employment terminates for any other reason, the Company will be obligated to pay Mr. Abkemeier any unpaid base salary through the date of termination, any unused vacation pay accrued through the date of termination and any unreimbursed business expenses. During the employment period and through the first anniversary of the date of Mr. Abkemeier’s termination, Mr. Abkemeier will be prohibited from directly or indirectly competing with the Company.

A copy of Mr. Abkemeier’s employment agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the material terms of Mr. Abkemeier’s employment agreement does not purport to be complete and is qualified by reference to such exhibit.

In connection with his appointment on January 20, 2014, Mr. Abkemeier also received a grant of 60,000 shares of restricted stock. Beginning on the first anniversary of such grant, the shares of restricted stock granted to Mr. Abkemeier will vest in four equal annual installments of 15,000 shares each.

Mr. Abkemeier, age 43, served in the finance unit of CiG Wireless, Inc. in 2013. Prior to CiG Wireless, Inc., Mr. Abkemeier served as the Vice President of Finance and Treasurer of Cbeyond, Inc. from 2005 to 2012. Prior to Cbeyond, Inc., Mr. Abkemeier was the Director of Finance and Strategic Planning at AirGate PCS, Inc., a regional wireless telecommunications service provider. Mr. Abkemeier also held various senior management positions within telecommunications-related companies and was a senior sell-side research analyst at J.P. Morgan & Co. analyzing telecommunications companies. Mr. Abkemeier holds a Bachelor of Science degree in applied economics from Cornell University.

Item 7.01. Regulation FD Disclosure.

On January 20, 2014, the Company issued a press release announcing the appointment of Mr. Abkemeier as the Company’s Chief Financial Officer and Executive Vice President. A copy of the press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including the press release attached hereto as Exhibit 99.1 announcing Mr. Abkemeier’s appointment, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated January 20, 2014 by and between the Company and Kurt Abkemeier.

99.1	Press release issued January 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELIQUENT, INC.

/s/ Richard L. Monto
Date: January 21, 2014	Name:	Richard L. Monto
	Title:	General Counsel, Senior Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated January 20, 2014 by and between the Company and Kurt Abkemeier.

99.1	Press release issued January 20, 2014.